Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release is made and entered into as of December 31, 2012 (the “Agreement”), by and among CAMOFI Master LDC (“CAMOFI”) and CAMHZN Master LDC (“CAMZHN”) (collectively, the “Holders”) and Advanced Cell Technology, Inc. (“Advanced Cell” or the “Company”). The Holders and Advanced Cell are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Holders held and/or hold certain Common Stock Purchase Warrant(s) and certain Convertible Debentures, as amended, previously issued by Advanced Cell (the “Securities”); and

WHEREAS, Holders have asserted that the number of shares of common stock of Advanced Cell they were and/or are entitled to acquire under the Securities should have been and/or should be adjusted pursuant to the terms of the Securities; and

WHEREAS, the Parties have a good faith disagreement as to (a) whether the number of shares of common stock of Advanced Cell, par value $0.001 per share, that Holders were and/or are entitled to acquire under the Securities should have been and/or should be adjusted pursuant to the terms of the Securities and (b) if the number of shares of common stock of Advanced Cell Holders were and/or are entitled to acquire under the Securities should have been and/or should be adjusted, the correct number of shares that should have been and/or should be adjusted; and

WHEREAS, the Holders brought an action in the Supreme Court of New York, New York County (the “Court”), docket number 652816/2011 regarding the number of shares of common stock subject to the Securities (the “Litigation”); and

WHEREAS, the Parties desire to resolve their differences in order to avoid the cost and distraction of litigation.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holders and Advanced Cell hereby agree as follows:

1)       Court Order; Closing.

a)       Court Order. Upon the execution and delivery of this Agreement, the parties will cause their respective counsel to file a joint application with the Court seeking the Court’s approval of the fairness to the Holders of the issuance of the Shares, the issuance of the Debentures (as defined below), the terms of this Agreement and the transactions contemplated hereunder, and the issuance of the Shares and the Debentures pursuant to the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (“1933 Act”) (such order is referred to herein as the “Court Order”). “Shares” means Four Million Five Hundred Thousand Dollars ($4,500,000) in freely tradable shares of Advanced Cell common stock, payable within two Business Days (as defined below) of the Court Order being granted. Such number of shares of common stock shall be based on the least of (a) $.056 per share; (b) the closing price of the common stock on the day immediately prior to the execution of the Agreement; and (c) the volume-weighted average price reported by Bloomberg LP (“VWAP”) for the thirty (30) day period before the Shares are received. When said Shares are issued, all will be freely tradable pursuant to the 1933 Act and shall be duly authorized, fully paid and non-assessable shares of Company common stock.

b)       Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Richardson & Patel, LLP, 750 Third Avenue, 9th Floor, New York, New York 10017, at 9:30 a.m. local time on the first Business Day (as defined below) immediately following the date on which the Court Order is entered on the docket of the Court or such other date and time as the Holders and Advanced Cell may mutually determine (the “Closing Date”). The deliveries actually delivered under Section 1(c) and 1(d) at the Closing shall be deemed delivered simultaneously. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

c)       Advanced Cell’s Deliveries on and after the Closing. Subject to Holders’ compliance with Section 1(d), Advance Cell shall:

i.       cause Interwest Transfer (together with any subsequent transfer agent, the “Transfer Agent”) through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to credit the Shares (78.9% of such shares to CAMOFI and 21.1% of such shares to CAMHZN, respectively) to Holders’ balance accounts with DTC through its Deposit/Withdrawal at Custodian system at the Closing:

CAMOFI Master LDC
DTC Clearing Number	443
Institutional ID Number	00443
Agent ID Number	00443
Account Number	NXG 070751
Account Name	CAMOFI MASTER LDC

CAMHZN Master LDC
DTC Clearing Number	443
Institutional ID Number	00443
Agent ID Number	00443
Account Number	NXG 070744
Account Name	CAMHZN MASTER LDC

ii.       deliver, at the Closing, an aggregate of Six Million Dollars ($6,000,000) in 8% Senior Secured Convertible Debentures (the “Debentures”) due June 30, 2015 ($4,732,781 aggregate principal amount to CAMOFI and $1,267,219 aggregate principal amount to CAMHZN, respectively), in the forms attached hereto as Exhibit A;

iii.       deliver, at the Closing, a copy of that certain Registration Rights Agreement by and among the Holders and Advanced Cell (the “RRA”) executed by Advanced Cell, in the form attached hereto as Exhibit B, pursuant to which Advanced Cell agrees to register the shares underlying the Debentures with the Securities and Exchange Commission;

iv.       pay to the Holders, by wire transfer of immediately available funds, an aggregate of Two Million Dollars ($2,000,000) (the “Cash Consideration”) ($1,577,594 to CAMOFI and $422,406 to CAMHZN, respectively) on or before February 28, 2013, provided that the Holders shall be required to provide wiring instructions at least 2 Business Days prior to the date of such transfer;

v.       reimburse the Costs (as defined in Section 16 below) at Closing;

vi.       deliver, at the Closing, an Affidavit of Confession of Judgment (the “Affidavit”) and Judgment of Confession (“Judgment”) in the forms attached hereto as Exhibits C and D, respectively, which may be filed by Holders with the Court, under the circumstances set forth in Section 1(e) hereof;

vii.       deliver, within 30 days of Closing (which period may be extended by the Agent in its sole discretion), copies of account control agreements for each of the Company’s bank accounts in form and substance satisfactory to the Holders; and

viii.      deliver at or prior to the Closing, a Security Agreement dated as of the date hereof among the Company, the subsidiaries of the Company and the Holders (the “Security Agreement”) in form and substance satisfactory to the Holders pursuant to which Holders are granted a first priority security interest in the Collateral (as defined therein) as well as documents required thereunder, including without limitation the Intellectual Property Security Agreement (as defined therein) in form and substance satisfactory to the Holders.

d)       Holders’ Deliveries at the Closing.  Subject to Advanced Cell’s compliance with Section 1(c), the Holders shall cause to be delivered, at the Closing, (i) the RRA executed by the Holders and (ii) to the undersigned counsel for Advanced Cell a Stipulation of Dismissal, in the form attached hereto as Exhibit E (the “Stipulation”), executed by Richardson & Patel, pursuant to which the Holders voluntarily dismiss the Litigation with prejudice subject to satisfaction of terms hereof.

e)       If (i) Advanced Cell breaches any of its obligations under Section 1(c)(i)-(v), 1(c)(vii) and 1(c)(viii) hereof and does not cure the breach within 10 Business Days of receiving notice of the breach from Holders or (ii) there is an Event of Default under the Debentures, Holders may file the Affidavit and Judgment with the Court. Upon Advanced Cell’s complete fulfillment of its obligations under Section 1(c)(i)-(v), 1(c)(vii) and 1(c)(viii) hereof and its obligations under the Debentures, Holders shall return the Affidavit and Judgment to Advanced Cell.

2)       No Legends; Stop Transfer Instructions.       None of the Shares nor any certificates evidencing any of the Shares (if a certificate therefor is requested in writing by Holders) nor the Debentures shall bear any restrictive or other legends or notations. Advanced Cell shall not, and the Company shall cause all other Persons (as defined below) to not, issue any stop-transfer order, instruction or other restriction with respect to any of the Shares or the Debentures. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

3)       Advanced Cell’s Representations and Warranties. Advanced Cell represents and warrants to Holders that:

a)       it is a corporation validly existing and in good standing under the laws of the State of Delaware;

b)       it has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which they are currently owned and used, and (iii) to perform its obligations under all material contracts to which it is a party;

c)       each of this Agreement, Debentures, Security Agreement, the RRA and other documents entered into in connection herewith and therewith (collectively, the “Transaction Documents”) is a legal, valid and binding obligation of the Company enforceable in accordance with all of its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and each of this Agreement and each of the Transaction Documents has been duly approved by its Board of Directors;

d)       the execution and delivery of this Agreement and the Transaction Documents, and the consummation by Advanced Cell of the transactions contemplated hereby and thereby, will not, directly or indirectly, with or without the passage of time or the giving of notice (i) conflict with, result in the violation or breach any of the terms, conditions or provisions of any of the Company’s charter documents, (ii) give any person or entity the right to declare an event of default or exercise any remedy under any material contract of the Company, (iii) accelerate the maturity of or performance of any material contract of the Company, (iv) cancel, terminate or modify any material contract of the Company, (v) result in the imposition or creation of any lien or other encumbrance upon any of the Company’s assets, or (vi) give any holder of Company securities the right to receive additional shares of common stock or other consideration in respect of their Company securities;

e)       all of the Shares when issued and the shares of common stock underlying the Debentures when issued, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens or encumbrances of any nature whatsoever;

f)       Except for the Court Order and the registration statement required to be filed pursuant to the RRA, the Company does not require the consent, waiver, authorization or approval of any person or entity, or need to make any filing or registration with any court, agency or authority in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

g)       Except as set forth in the Company’s public filings with the Securities and Exchange Commission, neither the Company nor any subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any subsidiary under), nor has the Company or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement, services, marketing or processing agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case referred to in clauses (i), (ii) and (iii) hereof as could not have or reasonably be expected to have a material adverse effect. Each material contract is in full force and effect and is enforceable in accordance with its terms, and no material defaults enforceable against the Company or any subsidiary exist thereunder. Neither the Company nor any subsidiary has received notice from any party to any material contract stating that it intends to terminate or amend such contract;

h)       the Company’s common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company has not taken, and shall not take, any action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of its common stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any trading market on which the common stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements, and shall take all actions necessary or desirable to remain in compliance therewith; and

i)       as long as any Holder holds shares of common stock or Debentures, the Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Holder owns Shares or Debentures, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to such Holder and make publicly available in accordance with Rule 144(c) such information as is required for such Holder to sell the Shares or any shares underlying the Debentures under Rule 144 so long as it is a public company. The Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Shares or any shares of Advanced Cell common stock underlying the Debentures without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144.

4)       Advanced Cell Release. Advanced Cell, on behalf of itself and its Affiliates (as such term is defined in Rule 405 promulgated under the 1933 Act) shall irrevocably, fully, and finally, without further word, deed, action, execution, or further documentation, release and discharge Holders, their respective past and present officers, directors, employees, managers, attorneys, accountants, heirs, Affiliates and representatives (“Holder Releasees”), from any and all actions, causes of action, suits, debts, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown which it, its successors and assigns now have or hereinafter may have against Holder Releasees, from the beginning of time up to and including the date of this Agreement, provided, however, that nothing in this release shall limit or affect Advanced Cell’s rights to enforce this Agreement.

5)       Holders’ Release. Holders, on behalf of their and their Affiliates, shall irrevocably, fully, and finally, without further word, deed, action, execution, or further documentation, release and discharge Advanced Cell and its past and present officers, directors, employees, managers, attorneys, accountants, heirs and representatives (“Advanced Cell Releasees”), from any and all actions, causes of action, suits, debts, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown which they, their successors and assigns now have or hereinafter may have against the Advanced Cell Releasees, from the beginning of time up to and including the date of this Agreement, including all claims in respect of derivative securities relating to issuances of Company securities prior to the date hereof irrespective of the price, if any, at which such securities were issued, provided, however, that nothing in this release shall limit or affect Holders’ rights to enforce this Agreement, the Transaction Documents, or their rights to the Shares, the Debentures, the shares of common stock underlying the Debentures, the Costs (as defined herein) or the Cash Consideration. Notwithstanding the foregoing, in the event that Advanced Cell fails to comply with the provisions hereof and of the Transaction Documents such release shall be null and void ab initio.

6)       Further Agreements.

a)       Holders acknowledge and agree that delivery of the items pursuant to Section 1 above shall be deemed full and complete (i) compensation for any and all injury or damage to Holders (including consequential and exemplary damages) by reason of any alleged act, omission or breach by Advanced Cell and/or any of its officers, directors and employees and (ii) satisfaction of all claims that were or could have been asserted with regard to the adjustment of the number of shares of Advanced Cell common stock Holders was and/or is entitled to acquire under the Securities so long as Advanced Cell complies with the provisions hereof and of the Transaction Documents.

b)       The parties agree that until one year from the date of this Agreement, neither such party nor any of their respective Affiliates thereof shall, without the prior written consent of the other make any public announcement (other than, in the case of the Holders, to their respective fund’s limited partners, lawyers, accountants, and other agents) with respect to any matter described in this Agreement. Furthermore, the Company shall not publicly disclose the name of any Holder, or include the name of any Holder in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of such Holder, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide such Holder with prior notice of such disclosure permitted under subclause (i) or (ii).

c)       Holders agree that until one year from the date of this Agreement, neither Holder, nor any of then respective Affiliates, shall without the prior written consent of Advance Cell form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, except that the Holders, together, shall not be deemed a “group.”

d)       The Company shall by 8:30 am New York Time on the fourth (4th) trading day following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby.

7)       Further Assurances.       Holders and Advanced Cell shall reasonably cooperate with each other with respect to the issuance, execution and delivery of the Shares and shares of common stock underlying the Debentures and any and all related actions that may be required of the Parties to fulfill the agreements contained in this Agreement, including cooperation in providing any documentation which may be requested by any broker in order to have the Shares or shares of common stock underlying the Debentures deposited as free trading in the Holders’ account.

8)       Attorney Advice. Each Party represents and warrants that in executing this Agreement, such Party has relied upon legal advice from the attorney of its choice, that the terms of this Agreement and its consequences have been completely read and explained to such Party by that attorney, and that such Party fully understands the terms of this Agreement. Accordingly, the Parties agree that this Agreement shall be deemed to have been drafted jointly and any rules of construction that would require interpretation of any ambiguities against the draft shall not be employed in interpretation of this Agreement, and are hereby expressly waived.

9)       All Other Agreements Terminated. Except for this Agreement, the Transaction Documents and the documents entered into in connection herewith and therewith, all other agreements between the Parties hereto, including all agreements between Advanced Cell and any entity controlled by the Holders or its principals (including, without limitations, the Securities), are hereby deemed terminated, canceled, null and void, and of no force or effect.

10)       No Representations. Each Party acknowledges and represents that, in executing this Agreement, such Party has not relied upon any inducements, promises or representations made by any Party or any person or entity representing or serving such Party, unless expressly set forth in this Agreement.

11)       Disputed Claim. This Agreement pertains to a disputed claim and does not constitute an admission of liability or wrongdoing by any Party for any purpose.

12)       Assignment. Each Party represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and other matter which it purports to release herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter. In the event that such representation is false, and any such claim or matter is asserted against any Party hereto (and/or the successor of such Party) by any Party or entity who is the assignee or transferee of such claim or matter, the Party shall fully indemnify, defend and hold harmless the Party against which such claim or matter is asserted (and its successors) from and against such claim or matter and from all actual costs, demands, fees, expenses, liabilities, and damages which that Party (and/or its successors) incurs as a result of the assertion of such claim or matter. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by a Party under this indemnity. Nothing in this Agreement shall prevent the Holders from selling, assigning or transferring their rights hereunder, including without limitation the Shares, the Debentures, or the shares of common stock of the Company underlying the Debentures, or any of the consideration received hereunder, to any third parties; provided, that such assignment is in accordance with all applicable state and federal securities laws.

13)       Authority to Bind Parties. Each Party executing this Agreement represents and warrants to the other Party that the individual executing this Agreement on behalf of such Party has the power and authority to execute this Agreement and to bind the Party to the terms and conditions of this Agreement by executing this Agreement.

14)       Modifications. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

15)       Agreement Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives, transferees and assigns. The Parties agree to execute all documents necessary to effectuate this transaction.

16)       Costs and Attorneys’ Fees. Advanced Cell hereby agrees to reimburse the Holders for any legal fees incurred in connection with the Litigation, including its settlement (the “Costs”) provided that such reimbursement shall not exceed $335,000. Other than as set forth in the preceding sentence, each Party agrees to be responsible for its own costs and attorneys’ fees, provided however, that:

a)       In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement or the Transaction Documents, arising out of a breach of this Agreement or the Transaction Documents, or pertaining to a declaration of rights under this Agreement or the Transaction Documents, the prevailing Party in such action, suit or other proceeding shall recover all of it attorneys’ fees and costs incurred therein, including any and all appeals or petitions therefrom; it being agreed and understood that no right is granted hereby to recover any fees or costs for any legal actions taken prior to the date of this Agreement.

b)       As used herein, Costs shall be deemed to mean the full and actual costs of any legal services actually performed by Holders' internal and external counsel in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

17)       Notices. All notices shall be sent by overnight courier and by e-mail to the addresses designated below and shall be deemed received on the date of transmission.

If to Advanced Cell:	Mr. Gary Rabin
Chief Executive Officer
Advanced Cell Technology, Inc.
1510 11th Street
Santa Monica, CA 90401
(310) 756-1212
grabin@advancedcell.com

with a copy to:	Daniel Brown, Esq.
Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (310) 228-3717 dbrown@sheppardmullin.com

If to Holders:	CAMOFI Master LDC CAMHZN Master LDC c/o Centrecourt Asset Management LLC 350 Madison Avenue, 8th Floor New York, New York 10017 (646) 758-6752 rsmithline@centrecourtam.com

with a copy to:	David B. Gordon, Esq.
Richardson & Patel LLP
750 Third Avenue, 9th Floor
New York, NY 10017
(646) 755-7315
dgordon@richardsonpatel.com

18)       Governing Law; Forum. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall (i) be deemed to limit in any way any right to serve process in any manner permitted by law or (ii) be deemed or operate to preclude any party hereto from bringing suit or taking other legal action against any other party hereto in any other jurisdiction to collect on such other party’s obligations hereunder to such party or to enforce a judgment or other court ruling in favor of such party against such other party. EACH OF THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE COURT SHALL BE THE COURT TO RETAIN JURISDICTION TO ENFORCE THE TERMS OF THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19)       Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be effected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be a part of this Agreement.

20)       Counterparts and Facsimile Execution. This Agreement may be executed in one or more counterparts, by PDF, or by facsimile, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

CAMHZN Master LDC

By:	/s/ Richard Smithline
Name: Richard Smithline
Title: Director

CAMOFI MASTER LLC.

By:	/s/ Richard Smithline
Name: Richard Smithline
Title: Director

[Settlement Agreement and Mutual Release Signature Page]

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Gary Rabin
Name: Gary Rabin
Title: Chief Executive Officer

[Settlement Agreement and Mutual Release Signature Page]

Exhibit A

Form of Debenture

[See Exhibits 10.2 and 10.3 to the Form 8-K filed by Advanced Cell Technology, Inc. on January 17, 2013]

Exhibit B

Form of Registration Rights Agreement

[See Exhibit 10.4 to the Form 8-K filed by Advanced Cell Technology, Inc. on January 17, 2013]

Exhibit C

Form of Affidavit

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

--------------------------------------------------------------x

CAMOFI MASTER LDC and CAMZHN MASTER LDC,

Plaintiffs,

v.

ADVANCED CELL TECHNOLOGY, INC.,

Defendant.

--------------------------------------------------------------x

Index No. AFFIDAVIT OF CONFESSION OF JUDGEMENT

STATE OF CALIFORNIA         ) SS.:

COUNTY OF LOS ANGELES )

GARY RABIN, being duly sworn, deposes and says that he is the Chief Executive Officer of Advanced Cell Technology, Inc. ("DEBTOR"), a Delaware corporation, and is duly authorized to make this affidavit on its behalf.

DEBTOR, with offices at PO Box 1700, Santa Monica, California 90406, hereby confesses judgment herein and consents to the entry thereof against it in the Supreme Court, New York County, New York.

This confession of judgment is for a debt justly due to the Plaintiffs arising from the following facts:

DEBTOR, as obligor, defaulted on obligations to Plaintiffs under (1) Section 1(c) of a Settlement Agreement and Mutual Release, a copy of which is annexed hereto as Exhibit A, and/or (2) 8% Senior Secured Convertible Debentures, copies of which are annexed hereto as Exhibit B. DEBTOR hereby confesses judgment in the amount of $12,775,000.00, plus interest thereon at 9% from the 31st day of December, 2012.

DEBTOR

By: ____________________________
Gary Rabin
Chief Executive Officer

Sworn to before me this 31st

day of December, 2012

_____________________________

Notary Public

Exhibit D

Form of Confession of Judgment

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

--------------------------------------------------------------x

CAMOFI MASTER LDC and CAMZHN MASTER LDC,

Plaintiffs,

v.

ADVANCED CELL TECHNOLOGY, INC.,

Defendant.

--------------------------------------------------------------x

Index No. JUDGEMENT OF CONFESSION

Amount confessed.	$ 12,775,000.00

Costs

Costs by Statute	15.00
Index Application	210.00
Filing Fee	45.00
Execution Fee	45.00

Cost Total	315.00

Judgment Total	$12,775,315.00, plus interest at 9% per annum

ATTORNEY'S AFFIRMATION

STATE OF NEW YORK, COUNTY OF NEW YORK

The undersigned, an attorney at law of the State of New York, affirms that he is one of the attorneys of Richardson & Patel, LLP, attorneys for the plaintiffs herein and states that the disbursements above specified are correct and true and have been or will necessarily be made or incurred herein and are reasonable in amount and affirms this statement to be true under the penalties of perjury.

Dated: __________________, 20___

____________________________
David B. Gordon, Esq.

JUDGMENT entered the ____ day of ______________, 20___.

On filing the foregoing Affidavit of Confession of Judgment made by the defendant herein, sworn to the 31st day of December, 2012.

NOW, ON MOTION OF Richardson & Patel, LLP, attorneys for plaintiffs it is ADJUDGED that plaintiffs, CREDITORS, residing at 350 Madison Avenue, New York, New York 10017, do recover of the defendant, DEBTOR, residing at PO Box 1700, Santa Monica, California 90406, the sum of $12,775,000.00 with interest of $_________ making a total of $_____________; together with $315.00 costs and disbursements, amounting in all to the sum of $________________ ; and that the plaintiffs have execution therefor.

______________________________
Clerk

Exhibit E

Stipulation of Dismissal

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

_____________________________________________________________x

CAMOFI MASTER LDC and CAMZHN MASTER LDC, Plaintiffs, – against – ADVANCED CELL TECHNOLOGY, INC. Defendant. _____________________________________________________x	: : : : :	Index No. 652816-2011 STIPULATION OF DISMISSAL

Plaintiffs CAMOFI Master LDC and CAMZHN Master LDC (“Plaintiffs”) and defendant Advanced Cell Technology, Inc. (“Defendant” and collectively with Plaintiff, the “Parties”), through their respective undersigned counsel, pursuant to New York Civil Practice Law and Rules 2104, hereby stipulate as follows:

WHEREAS, the Parties have reached an agreement to settle their dispute in this action as reflected in the Settlement Agreement and Mutual Release dated December 31, 2012 (“Settlement Agreement”);

IT IS HEREBY STIPULATED AND AGREED, by and among the Parties hereto, through their respective counsel, pursuant to New York Civil Practice Law and Rules 2104, that this action is hereby voluntarily dismissed with prejudice; and

IT IS FURTHER STIPULATED AND AGREED, by and among the Parties hereto, through their respective counsel, that this Court shall retain jurisdiction to enforce the terms of the Settlement Agreement, including but not limited to, the hearing and determination of any application seeking the issuance of a judgment as set forth therein.

Dated:	January __, 2012 New York, New York

RICHARDSON & PATEL, LLP By: ___________________________ David Gordon 750 Third Avenue, 9th Floor New York, New York 10017 Tel: +1 646 755-7315 Counsel for Plaintiffs	SHEPPARD MULLIN RICHTER & HAMPTON LLP By: ___________________________ Daniel L. Brown Kathryn J. Hines 30 Rockefeller Plaza New York, New York 10112 Tel: +1 212 653-8700 Counsel for Defendant